Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

AMG Comvest Senior Lending Fund

(Name of Issuer)

AMG Comvest Senior Lending Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$13,624,478.52(1)	0.00015310	$2,085.91(2)

Fees Previously Paid

Total Transaction Valuation	$13,624,478.52(1)	—

Total Fees Due for Filing	—	—	$2,085.91(2)

Total Fees Previously Paid	—	—	—

Total Fee Offsets	—	—	—

Net Fee Due	—	—	$2,085.91(2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2025 of $25.43. This amount is based upon the offer to purchase up to 535,764 common shares of beneficial interest, par value $0.01 per share, of AMG Comvest Senior Lending Fund.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.